Exhibit 99.1

[Letterhead of Maxygen, Inc.]

MAXYGEN REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

AND PROGRESS OF PRODUCT PIPELINE

— Optimized interferon alpha product candidates delivered to Roche —

Redwood City, Calif., April 27, 2004 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the first quarter ended March 31, 2004 and provided an update on the progress of its product pipeline.

Financial results

For the first quarter of 2004, Maxygen reported a non-GAAP loss applicable to common stockholders of $9.7 million, or $0.28 per share(1), compared to a non-GAAP loss applicable to common stockholders of $2.9 million, or $0.09 per share(1), in the comparable period in 2003. In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a loss applicable to common stockholders on a GAAP basis of $10.1 million, or $0.29 per share, for the first quarter of 2004 compared to a loss applicable to common stockholders of $4.3 million, or $0.12 per share, in the first quarter of 2003.

Revenue in the first quarter of 2004 was $7.6 million compared to $13.1 million for the same period in 2003. The decrease in revenue is primarily attributable to two one-time non-recurring payments in the first quarter of 2003: a $2 million product development milestone from Pioneer Hi-Bred to Verdia, Inc., a wholly-owned subsidiary of Maxygen; and a $2.5 million payment from Hercules to Codexis, Inc., a majority-owned subsidiary of Maxygen in connection with the termination of the collaboration agreement between Codexis and Hercules. Expenses relating to research and development increased slightly in the first quarter of 2004 to $14.1 million from $14.0 million in the same period in 2003.

At March 31, 2004, cash, cash equivalents and marketable securities totaled $191.4 million. This includes $17.4 million held by Maxygen’s subsidiaries Verdia and Codexis.

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Progress of product pipeline

“We continue to make strong progress on advancing our product pipeline,” said Russell Howard, Ph.D., Chief Executive Officer of Maxygen. “Specifically, in this quarter we delivered to Roche several promising optimized interferon alpha product candidates for the treatment of hepatitis C virus infection. Our proprietary product candidates, including our next-generation G-CSF and our next-generation interferon beta, also continue to advance internally. Robust preclinical data for these product candidates suggests that Maxygen’s optimized versions may have superior clinical properties relative to currently marketed products. Both of these product candidates are currently moving forward into manufacturing and toward clinical trials. We intend to accomplish this while keeping within our cash utilization target for our core human therapeutics business of less than $35 million in 2004.” (2)

Lead interferon alpha product candidates delivered to Roche

Maxygen has recently delivered to Roche several optimized lead interferon alpha product candidates selected by Roche for the treatment of hepatitis C virus infection. These product candidates were engineered by Maxygen to have increased antiviral activity and enhanced immunotherapeutic properties compared to currently marketed interferon alpha products, while maintaining the convenience of once-weekly dosing. Roche is now responsible for advancing these product candidates into development.

Hepatitis C virus (HCV) is a contagious viral infection that can lead to serious, sometimes fatal, liver disease and causes an estimated 8,000 to 10,000 deaths annually in the United States. The current worldwide market for interferon alpha for hepatitis C (including ribavirin) is approximately $1.6 billion.

Next-generation G-CSF product candidate announced

Maxygen also announced that it has developed an optimized version of G-CSF for the treatment of neutropenia. Preclinical results from several animal models suggest that Maxygen’s next-generation G-CSF product candidate may reduce the duration of post-chemotherapy induced neutropenia compared to existing products, while maintaining the convenience of once-weekly dosing.

G-CSF (granulocyte-colony stimulating factor), with worldwide sales of over $2 billion, is one of the most commercially successful biotechnology franchises. Despite the commercial success of existing G-CSF products, significant opportunity exists for superior treatments.

Neutropenia, a common side effect from chemotherapeutic treatments of many forms of cancer, is a severe decrease in neutrophil cell counts in the blood. Neutropenic patients are susceptible to bacterial infection, which can be life threatening and can potentially lead to a change in chemotherapy regimen that may negatively impact the effectiveness of cancer therapy.

Next-generation interferon beta product candidate continues to move forward

Maxygen is continuing to advance its next-generation interferon beta for the treatment of multiple sclerosis. Currently, this product candidate is moving forward into manufacturing and toward clinical trials. Maxygen’s next-generation interferon beta is designed to have a less-frequent dosing regimen and increased efficacy through improved pharmacokinetics.

Maxygen reported that in mini-pig and non-human primates, Maxygen’s next-generation interferon beta exhibited a significantly longer half-life and improved pharmacodynamic response when compared to currently marketed interferon beta products. Based on existing data illustrating a positive relationship between increased half-life and increased efficacy in interferon alpha products, Maxygen believes that the prolonged half-life and improved pharmacodynamics of its product candidate may lead to increased efficacy in treating MS in humans.

Multiple sclerosis (MS) is a chronic autoimmune disease of the central nervous system. There is currently no cure for MS, but drugs can help slow the course of the disease in some patients. An estimated 400,000 Americans have MS. The current worldwide market value of interferon beta for the treatment of MS is approximately $2.4 billion.

Optimized interferon gamma advancing in development

Maxygen’s fourth core product candidate is an optimized interferon gamma for the treatment of idiopathic pulmonary fibrosis (IPF) and other diseases that is licensed to InterMune, Inc. Based upon preclinical studies in nonhuman primates, Maxygen believes that its next-generation interferon gamma may have superior pharmacokinetic properties to InterMune’s currently marketed, first-generation interferon gamma product. InterMune is now planning on advancing this long-acting version of interferon gamma toward human clinical trials.

Idiopathic pulmonary fibrosis is an inflammatory disease that results in severe scarring or “fibrosis” of the lung. The average survival rate of a patient with IPF is four to six years after diagnosis. The estimated value of the U.S. market for IPF is approximately $2.5 billion.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics and industrial applications. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our ability to develop and/or commercialize any of our potential products; the attributes of any product that we develop; our projected 2004 cash utilization; our future development plans and the development plans of our collaborators; and our ability to maintain existing collaborations. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; competitors producing superior products; and our future ability to enter into and/or maintain research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2003, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:

Alison Trollope

Investor & Public Relations

Maxygen, Inc.

p. 650-298-5853

f. 650-298-5877

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Revenues:
Collaborative research and development revenue	$7,026	$12,312
Grant revenue	599	832

	7,625	13,144
Expenses:
Research and development	14,062	14,035
General and administrative	3,151	3,054
Stock compensation expense	151	731
Amortization of intangible assets	—	286

Total operating expenses	17,364	18,106

Loss from operations	(9,739)	(4,962)
Interest income and other (expense), net	592	1,525
Equity in net loss of joint venture and minority interests	(701)	(500)

Net loss	$(9,848)	$(3,937)

Net loss	$(9,848)	$(3,937)
Subsidiary preferred stock accretion	(250)	(319)

Loss applicable to common stockholders	$(10,098)	$(4,256)

Basic and diluted loss applicable per common share	$(0.29)	$(0.12)
Shares used in computing basic and diluted loss applicable per common share	34,941	34,193
Non-GAAP loss applicable to common stockholders excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (1)	(9,697)	(2,920)
Non-GAAP basic and diluted loss applicable per common share excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (1)	$(0.28)	$(0.09)

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$191,389	$196,840
Other current assets	8,566	9,787
Property and equipment, net	11,445	12,444
Goodwill and other intangibles, net	12,192	12,192
Other assets	1,738	1,364

Total assets	$225,330	$232,627

Current liabilities	$13,362	$12,280
Non-current deferred revenue	406	872
Long-term obligations	891	41
Minority Interest	21,460	21,210
Stockholders’ equity	189,211	198,224

Total liabilities and stockholders’ equity	$225,330	$232,627

Note 1: Derived from consolidated audited financial statements as of December 31, 2003.

1. MAXYGEN, INC. CONSOLIDATED

Reconciliation of GAAP, non-GAAP loss applicable to common stockholders, and loss applicable per common share

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Loss applicable to common stockholders	$(10,098)	$(4,256)
Stock compensation expense	151	731
Amortization of intangible assets	—	286
Subsidiary preferred stock accretion	250	319

Non-GAAP loss applicable to common stockholders	$(9,697)	$(2,920)

Shares used in computing basic and diluted loss applicable per common share	34,941	34,193
Non-GAAP basic and diluted loss applicable per common share	$(0.28)	$(0.09)

2. MAXYGEN (HUMAN THERAPEUTICS) CASH UTILIZATION RECONCILIATION

Projected cash utilization for our human therapeutics business is equal to Maxygen’s projected consolidated cash utilization excluding the cash utilization of our two industrial subsidiaries — Codexis, Inc. and Verdia, Inc. Projected consolidated cash utilization is equal to projected non-GAAP loss applicable to common stockholders excluding depreciation but adjusted to include capital expenditures. Projected non-GAAP loss applicable to common stockholders is equal to loss applicable to common stockholders excluding (i) stock compensation expense, (ii) amortization of intangible assets and (iii) subsidiary preferred stock accretion.